Exhibit 99.1

BioSpecifics Technologies Corp. Announces Commencement of European Regulatory Review of XIAFLEX™ for the Treatment of Dupuytren’s Disease

LYNBROOK, NY – January 21, 2010 - BioSpecifics Technologies Corp. (NASDAQ: BSTC), a biopharmaceutical company developing first in class collagenase-based products, today announced that its partner Auxilium Pharmaceuticals, Inc. announced that Pfizer Inc. received notification from the European Medicines Agency that the Marketing and Authorization Application (MAA) for XIAFLEX™ for the treatment of Dupuytren’s disease (a debilitating disorder resulting from excessive collagen deposition that causes contractures of the fingers) has completed the validation phase successfully and that the scientific/technical review procedure commenced today. Pfizer has licensed rights from Auxilium to market XIAFLEX for Dupuytren's disease and Peyronie's disease in Europe and other territories. Based on this announcement, BioSpecifics will receive a $1.2 million milestone payment from Auxilium within 30 days, representing its 8.5% share of the $15 million payment that Auxilium will receive from Pfizer under the terms of their agreement in respect of this milestone.

“We are happy to see Pfizer’s commitment to advancing XIAFLEX to patients in need,” commented Thomas L. Wegman, President of BioSpecifics. “We are enthusiastic about the potential of XIAFLEX for patients in Europe, and are looking forward to regulatory progress on the New Drug Application for XIAFLEX currently before the U.S. Food and Drug Administration.”

Under the terms of the strategic alliance agreement between Pfizer and Auxilium, BioSpecifics receives 8.5% of any milestone payments received by Auxilium from Pfizer, in addition to milestones due to it under its separate agreement with Auxilium. BioSpecifics will also continue to receive a low double-digit royalty on sales of XIAFLEX, independent of indication, territory, sales volume and whether Auxilium or Pfizer sells the product. In addition BioSpecifics will receive a markup on the cost of goods sold for XIAFLEX.

About BioSpecifics Technologies Corp.

BioSpecifics Technologies Corp. is a biopharmaceutical company that has developed injectable collagenase for eleven clinical indications, three of which include: Dupuytren's disease, Peyronie's disease, and frozen shoulder (adhesive capsulitis). Its partner Auxilium has announced the acceptance of the Biologic License Application and Priority Review by the FDA's Arthritis Advisory Committee for injectable collagenase XIAFLEX in the treatment of Dupuytren's disease, and on September 16, 2009, the Arthritis Advisory Committee unanimously recommended, by a vote of 12 to 0, that the FDA approve XIAFLEX for the treatment of Dupuytren's disease. Pfizer, Inc. is responsible for marketing XIAFLEX product in Europe.

Forward Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements, other than statements of historical fact, including statements regarding the company’s strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management, its expected revenue growth, and any other statements containing the words "believes", "expects", "anticipates", "plans", "estimates" and similar expressions, are forward-looking statements. There are a number of important factors that could cause its actual results to differ materially from those indicated by such forward-looking statements, including the ability of its partner Auxilium to obtain regulatory approval of XIAFLEX™ in the United States for Dupuytren's disease and Peyronie's disease and the ability of Pfizer to obtain regulatory approval of XIAFLEX™ in its territory for these same indications, which will determine the amount of milestone, royalty and sublicense income payments it may receive; the amount of earn out payments it may receive from DFB Biotech Inc. and its affiliates; whether Auxilium exercises its option under the companies’ license agreement for additional indications; the potential benefits of its existing license and development agreements; its estimates regarding expenses, future revenue, capital requirements and needs for additional financing; and other factors identified in the Company’s Form 10-K for the year ended December 31, 2008 and the Form 10-Q for the quarter ended September 30, 2009 and any subsequent reports filed with the SEC. The Company disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

Contact:

BioSpecifics Technologies Corp.
Thomas L. Wegman, President
(516) 593-7000
thomas_wegman@biospecifics.com